Exhibit 10.3

AMCOL INTERNATIONAL CORPORATION
DISCRETIONARY CASH INCENTIVE PLAN

1.          Purpose.  The purpose of the AMCOL International Corporation Annual Discretionary Cash Incentive Plan (the “Plan”) is to provide a plan under which AMCOL International Corporation (the “Company”) can provide additional cash compensation to executive officers and other selected key employees of the Company and its subsidiaries to reward such employees for their special or extraordinary effort on behalf of the Company.

2.          Administration.

2.1          The Committee.  The Plan will be administered by the compensation committee of the Company’s board of directors (the “Committee”).

2.2          Responsibility and Authority of the Committee.  Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and authority to select the individuals who may participate in the Plan, to prescribe the terms and conditions of each participant’s award, to construe, interpret and apply the provisions of the Plan and to make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan.  The Committee’s interpretations of the Plan, and all actions taken and determinations made by the Committee pursuant to the powers vested in it hereunder, shall be conclusive and binding on all parties concerned, including the Company, its shareholders and any person granted an opportunity under the Plan.

3.          Awards.  Awards under the Plan shall be made to recognize the special effort of participants on behalf of the Company and shall be made at the time and in the manner established by the Committee from time to time.

4.          No Right to Continued Employment.  No award and nothing contained in the Plan or in any document relating to the Plan shall confer upon an eligible employee or participant any right to continue as an employee of the Company or a subsidiary or constitute a contract or agreement of employment.

5.          Withholding Taxes.  The Company (or the relevant subsidiary or affiliate) shall have the right to deduct from all payouts of opportunities hereunder any federal, state, local or foreign taxes required by law to be withheld with respect to such payouts.

6.          Amendment and Termination.  The board of directors of the Company or the Committee may amend or terminate the Plan at any time and from time to time.

7.          Unfunded Plan.  The Plan shall be unfunded.  The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payout of any opportunity under the Plan.

8.          Miscellaneous.

8.1          Governing Law.  The Plan and any award made under the Plan shall be subject to and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable federal law.

8.2          Effective Date.  The Plan shall become effective as of the 2006 Annual Meeting of Shareholders for the 2006 fiscal year and shall remain effective until terminated by the board of directors.